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Exhibit 99 (a) (1)

CONTACT:	Office of Investor Relations e-Mail: InvestorRelations@SafetyInsurance.com Tel: 877-951-2522

SAFETY ANNOUNCES FIRST QUARTER 2003 RESULTS

Boston, Massachusetts, May 14, 2003. Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2003 results. Net income available to common shareholders for the three months ended March 31, 2003 was $2.9 million, or $0.19 per diluted share, compared to $3.0 million, or $0.53 per diluted share, for the three months ended March 31, 2002. Safety's book value per share was $16.38 at March 31, 2003, compared to $16.07 at December 31, 2002, based on 15,259,991 shares of common stock outstanding at the end of each period.

Direct written premiums for the three months ended March 31, 2003 increased by $14.8 million, or 9.7%, to $167.4 million from $152.6 million for the three months ended March 31, 2002. The primary reason for this increase occurred in our personal automobile line of insurance which experienced a 7.2% increase in average written premium and a 0.1% increase in written exposures. In addition, we increased our commercial automobile line average rates by 7.1% effective December 16, 2002 and had a 5.2% increase in written exposures, while we increased our homeowners line average rates by 9.3% effective February 19, 2003 and had a 1.5% decrease in written exposures.

Net written premiums for the three months ended March 31, 2003 increased by $15.5 million, or 10.2%, to $167.2 million from $151.7 million for the three months ended March 31, 2002. This was primarily due to an increase in direct written premiums, in addition to an increase in assumed premiums from Commonwealth Automobile Reinsurers ("CAR").

Net earned premiums for the three months ended March 31, 2003 increased by $13.1 million, or 11.0%, to $132.1 million from $119.0 million for the three months ended March 31, 2002. This was primarily due to increased rates on personal automobile, commercial automobile and homeowners product lines, as well as an increase in assumed premiums from CAR.

Investment income for the three months ended March 31, 2003 increased to $7.0 million from $6.9 million for the three months ended March 31, 2002. An increase of $67.3 million or 12.5% in average cash and invested securities (at amortized cost) to $605.6 million for the three months ended March 31, 2003 from $538.3 million for the three months ended March 31, 2002 was more than offset by a decrease in net effective yield on our investment portfolio to 4.6% from 5.1% during the same period due to declining interest rates, as well as a change in management's investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.

Net realized investment losses for the three months ended March 31, 2003 increased to $0.7 million from less than $0.1 million for the three months ended March 31, 2002.

GAAP loss, expense and combined ratios for the three months ended March 31, 2003 were 80.7%, 24.1% and 104.8% compared to 74.7%, 28.1% and 102.8% for the three months ended March 31, 2002. Primarily due to the severe winter conditions in Massachusetts during the three months ended March 31, 2003 as compared to the mild weather in the three months ended March 31, 2002, our homeowners line, which represents 6.4% of net earned premiums, experienced approximate increases of 118% in claim frequency and 39% in claim severity. Our automobile lines experienced a claim frequency increase of approximately 17%, which was offset by a reduction of approximately 8% in claim severity.

Interest expenses for the three months ended March 31, 2003 decreased by $2.1 million to $0.2 million from $2.3 million for the three months ended March 31, 2002. Interest expenses for the three months ended March 31, 2002 were related to old debt facilities that were extinguished at Safety's IPO, which occurred on November 27, 2002. Primarily as a result of the IPO, Safety significantly reduced debt outstanding to $20.0 million at March 31, 2003 from $98.5 million at March 31, 2002.

The Board of Directors approved and declared a $0.07 per share quarterly cash dividend on its issued and outstanding common stock, which was paid on Monday, March 17, 2003, to shareholders of record at the close of business on March 3, 2003.

About Safety Insurance Group, Inc.: Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance. Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information: Press releases, announcements, financial reports, SEC Filings, investor information and other items of interest are available under "Investor Information" on Safety's web site located at www.safetyinsurance.com. Safety filed its December 31, 2002 Form 10-K with the U.S. Securities and Exchange Commission on March 31, 2003, expects to file its March 31, 2003 Form 10-Q on May 15, 2003 and urges shareholders to refer to those documents for more complete information concerning Safety's financial results.

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995: This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Safety's control, which could cause actual results to differ materially from such statements. Important factors that could cause the actual results to differ include, but are not necessarily limited to, our concentration of business in Massachusetts personal lines insurance; our dependence on principal employees; our exposure to claims related to severe weather conditions; and rating agency policies and practices. For a more detailed description of these uncertainties and other factors, please see Safety's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and Safety assumes no obligation to update or revise any of them in light of new information, future events or otherwise.

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost:$597,483 in 2003 and $581,854 in 2002)	$623,161	$603,886
Cash and cash equivalents	18,052	34,777
Accounts receivable, net of allowance for doubtful accounts	137,674	122,005
Accrued investment income	7,345	6,812
Taxes receivable	1,739	1,546
Receivable from reinsurers related to paid loss and loss adjustment expenses	38,618	40,886
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	68,329	66,661
Prepaid reinsurance premiums	33,313	30,967
Deferred policy acquisition costs	41,783	36,992
Deferred income taxes	5,214	6,245
Equity and deposits in pools	11,328	24,983
Other assets	2,248	2,836

Total assets	$988,804	$978,596

Liabilities
Loss and loss adjustment expense reserves	$349,433	$333,297
Unearned premium reserves	309,505	271,998
Accounts payable and accrued liabilities	16,189	33,222
Outstanding claims drafts	20,274	19,391
Payable for securities	2,172	18,814
Payable to reinsurers	21,315	36,666
Debt	19,956	19,956

Total liabilities	738,844	733,344

Commitments and contingencies
Shareholders' equity
Common stock: $0.01 par value; 30,000,000 shares authorized, 15,259,991 shares issued and outstanding	153	153
Additional paid-in capital	110,632	110,632
Accumulated other comprehensive income, net of taxes	16,690	14,321
Promissory notes receivable from management	(212)	(737)
Retained earnings	122,697	120,883

Total shareholders' equity	249,960	245,252

Total liabilities and shareholders' equity	$988,804	$978,596

Safety Insurance Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands except per share and share data)

	Three Months Ended March 31,
	2003	2002
Net earned premiums	$132,070	$119,041
Investment income	7,029	6,874
Net realized losses on investments	(729)	(43)
Finance and other service income	4,045	3,823

Total income	142,415	129,695

Losses and loss adjustment expenses	106,628	88,927
Underwriting, operating and related expenses	31,802	33,493
Interest expenses	168	2,300

Total expenses	138,598	124,720

Income before income taxes	3,817	4,975
Income tax expense	935	1,591

Net income	$2,882	$3,384

Dividends on mandatorily redeemable preferred stock	—	(336)

Net income available to common shareholders	$2,882	$3,048

Earnings per common share:
Net income available to common shareholders
Basic	$0.19	$0.55

Diluted	$0.19	$0.53

Cash dividends paid per common share	$0.07	$—

Weighted average number of common shares outstanding
Basic	15,259,991	5,519,492

Diluted	15,285,257	5,809,992

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SAFETY ANNOUNCES FIRST QUARTER 2003 RESULTS
Safety Insurance Group, Inc. and Subsidiaries Consolidated Balance Sheets (Dollars in thousands, except share data)
Safety Insurance Group, Inc. and Subsidiaries Consolidated Statements of Operations (Unaudited) (Dollars in thousands except per share and share data)